PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST HIGH INCOME LONG/SHORT FUND

WHEATON, IL -- (BUSINESS WIRE) -- January 31, 2011 -- First Trust Advisors L.P. ("FTA") announced today that First Trust High Income Long/Short Fund (NYSE: FSD) intends to host a conference call with MacKay Shields LLC ("MacKay"), the Fund's investment sub-advisor, on Thursday, February 3, 2011 at 4:15 P.M. Eastern Standard Time. The purpose of the call is to hear the Fund's portfolio management team provide an update for the market and the Fund.

-- Dial-in Number: (800) 309-9067; and Passcode # 40846801. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 642-1687; and Passcode # 40846801. The replay will be available after the call until 11:00 P.M. Eastern Standard Time on Thursday, February 17, 2011.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of over $42 billion as of December 31, 2010 through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchanged-traded funds.

MacKay Shields LLC ("MacKay") serves as the Fund's investment sub-advisor. MacKay is an indirect wholly-owned subsidiary of New York Life Insurance Company and a wholly-owned subsidiary of New York Life Investment Management Holdings LLC. MacKay is a multi product investment management firm with approximately $54.3 billion in assets under management as of December 31, 2010. MacKay manages the following strategies for institutional clients and retail mutual funds: taxable and tax-exempt fixed income securities, including high yield, high yield active core, core plus, emerging market, municipal, investment grade, convertible securities and international equities.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FSD. The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN  -  (630) 915-6784

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Source:  First Trust Advisors L.P.